Exhibit 99.1
For Release on March 6th, 2007
TOWN SPORTS INTERNATIONAL HOLDINGS, INC. ANNOUNCES FOURTH QUARTER AND CALENDAR YEAR 2006
FINANCIAL RESULTS
•	Fourth quarter 2006 revenue increased 11.8% to 110.2 million versus $98.5 million in fourth quarter 2005.

•	Comparable-club revenue increased by 7.9% for both the quarter and the full year.

•	Operating income increased by 26.1% to $13.8 million for the quarter.

•	Company raises 2007 earnings guidance based on recent debt refinancing.
New York, NY – March 6, 2007 – Town Sports International Holdings, Inc. (“TSI” or the “Company”) (NASDAQ: CLUB), a leading owner of health clubs located primarily in major cities from Washington, DC north through New England, operating under the brand names New York Sports Clubs, Boston Sports Clubs, Washington Sports Clubs and Philadelphia Sports Clubs, announced its results for the quarter and year ended December 31, 2006.
Fourth quarter 2006 revenue grew 11.8% to $110.2 million from $98.5 million for the same period last year. For the year ended December 31, 2006, revenue grew 11.5% to $433.1 million from $388.6 million for the prior year. Comparable club revenue increased 7.9% during the fourth quarter compared to the same period in the prior year.
Robert Giardina, Chief Executive Officer of TSI, commented: “We finished our first year as a publicly traded company with accelerated sales growth and with average annual club revenue surpassing the $3.0 million mark for the first time in the company’s history. We also opened the 100th New York Sports Clubs facility in early 2007, further solidifying our number-one position in the region, and have a pipeline that is set to deliver 10% club growth in 2007.” Mr. Giardina continued, “With all of these achievements, plus the strong comparable-club revenue growth, ancillary revenue growth, and performance of our multi-recreational facilities in the fourth quarter, we are confident that our overall fundamentals are as sound as they have ever been.”
Quarter ended December 31, 2006 Financial Highlights:
Revenue (in $’000s) is comprised of the following:

	Three Months Ended December 31,
	2005		2006
Membership dues	$79,608	80.8%	$89,041	80.8%
Initiation fees	2,898	2.9%	2,724	2.5%

Membership revenue	82,506	83.7%	91,765	83.3%

Personal training revenue	10,301	10.5%	12,596	11.4%
Other ancillary club revenue	4,215	4.3%	5,022	4.6%

Ancillary club revenue	14,516	14.8%	17,618	16.0%

Fees and Other revenue	1,492	1.5%	784	0.7%

Total revenue	$98,514	100.0%	$110,167	100.0%

Total revenue for the fourth quarter grew 11.8% to $110.2 million from $98.5 million for the same period last year. The increase in revenue was driven by growth in membership revenue and ancillary club revenue.
•	Membership revenue for Q4 2006 grew 11.2% to $91.8 million from $82.5 million in Q4 2005.

•	Ancillary club revenue for Q4 2006 grew 21.4% to $17.6 million from $14.5 million in Q4 2005.

•	Comparable club revenue increased by 7.9% during Q4 2006 compared to Q4 2005. This increase in comparable club revenue is due to a 4.4% increase in membership, a 1.7% increase in price, and a 2.0% increase in ancillary revenue offset by a 0.2% decrease in initiation fee revenue recognized as a direct result of our policy to amortize membership initiation fees over a 30-month, rather than a 24-month period, which was implemented in the first quarter of 2006.
Total operating expenses increased by 10.0% to $96.4 million in Q4 2006 compared to $87.6 million in Q4 2005.
•	Payroll and related expenses totaled $41.5 million in Q4 2006 compared to $38.0 million in Q4 2005. Payroll costs directly related to the Company’s personal training, Group Exclusives, and Sports Clubs for Kids programs increased $1.4 million or 19.1%, due to increased demand for these programs.

•	Club operating expenses totaled $37.3 million for Q4 2006 compared to $32.9 million in Q4 2005. Rent and occupancy expenses increased $2.9 million. Rent and occupancy costs at clubs that have opened since January 1, 2005 or that are currently being constructed increased $2.0 million.

•	General and administrative expenses were $7.6 million during Q4 2006 compared to $6.8 million in Q4 2005. There was a $1.3 million increase in legal and professional fees in Q4 2006 compared to Q4 2005. In Q4 2006, these fees included $0.5 million related to a corporate tax restructuring. In Q4 2005, the Company also incurred expenses of $0.9 million related to the examination of financing alternatives, while there was no such expense in Q4 2006.

•	Depreciation and amortization expenses totaled $9.9 million during both Q4 2006 and Q4 2005.

•	The Company recorded an income tax provision of $0.8 million in Q4 2006 compared to $0.6 million in Q4 2005. A nonrecurring tax benefit of $2.0 million was recorded in Q4 2006 as a result of a restructuring which will allow the Company to recognize certain state deferred tax assets which were previously reserved through a valuation allowance. This restructuring also required the Company to re-measure certain state deferred tax assets.
Net income for Q4 2006 was $6.6 million compared to $1.2 million in Q4 2005.
EBITDA for Q4 2006 increased 13.7% to $24.2 million from $21.3 million in Q4 2005. As a percentage of total revenue, EBITDA margin was 22.0% in Q4 2006, compared to 21.6% in Q4 2005.
Year ended December 31, 2006 Financial Highlights:
Revenue (in $’000s) is comprised of the following:

	Year Ended December 31,
	2005		2006
Membership dues	$309,811	79.7%	$346,201	79.9%
Initiation fees	11,916	3.1%	9,563	2.2%

Membership revenue	321,727	82.8%	355,764	82.1%

Personal training revenue	42,277	10.9%	49,511	11.4%
Other ancillary club revenue	20,139	5.2%	22,863	5.3%

Ancillary club revenue	62,416	16.1%	72,374	16.7%

Fees and Other revenue	4,413	1.1%	4,942	1.2%

Total revenue	$388,556	100.0%	$433,080	100.0%

Total revenue for the year ended December 31, 2006 grew 11.5% to $433.1 million from $388.6 million during the same period last year. The increase in revenue was driven by growth in membership revenue and ancillary club revenue.
•	Membership revenue for the year ended December 31, 2006 grew 10.6% to $355.8 million from $321.7 million for 2005.

•	Ancillary club revenue for the year ended December 31, 2006 grew 16.0% to $72.4 million from $62.4 million for 2005.

•	Comparable club revenue increased by 7.9% during the year ended December 31, 2006 compared to the prior-year period. This increase in comparable club revenue is due to a 4.9% increase in membership, a 1.9% increase in price, and a 1.7% increase in ancillary revenue offset by a 0.6% decrease in initiation fee revenue recognized as a direct result of our policy to amortize membership initiation fees over a 30 month, rather than a 24 month period, which was implemented in the first quarter of 2006.
Total operating expenses increased 9.1% to $380.1 million for 2006, compared with $348.3 million in 2005.
•	Payroll and related expenses for the year ended December 31, 2006 increased $10.8 million to $162.7 million from $151.9 million for the year ended December 31, 2005.

o	Payroll costs directly related to our personal training, Group Exclusive, and Sports Club for Kids programs increased $4.4 million or 13.7%, due to an increase in demand for these programs.

o	In the year ended December 31, 2006, share-based compensation charges totaled $1.1 million compared to $0.3 million in 2005.

o	During the first quarter of 2006 our former Chairman and certain executives entered into severance packages totaling an estimated $1.6 million. The total cost of these severance packages were recorded in the year ended December 31, 2006 while no such costs were incurred in the same period of the prior year.
•	Total club operating expenses for the year ended December 31, 2006 grew $16.0 million, or 12.3%, to $146.2 million from $130.2 million in the year ended December 31, 2005.
o	Rent and occupancy expenses increased $8.6 million. Rent and occupancy costs at clubs that have opened since January 1, 2005 or that are currently being constructed increased $6.6 million. In addition, during the year ended December 31, 2006 the Company incurred a $0.2 million lease termination expense resulting from closing a club, and merging the membership base at this club into one of our newly opened nearby clubs.

o	Utility costs increased $3.8 million. Utilities at clubs that were opened or acquired in 2005 and 2006 increased $1.9 million. The balance of the increase is due to higher utility rates throughout the remainder of the club base.
•	Total general and administrative expenses for the year ended December 31, 2006 increased $3.6 million to $30.2 million from $26.6 million during the year ended December 31, 2005. There was a $1.7 million increase in legal and professional fees in the year ended December 31, 2006 compared to the year ended December 31, 2005. In Q4 2006, these fees included $0.5 million related to a corporate tax restructuring. In the year ended December 31, 2006 the Company also incurred expenses of $1.7 million related to the examination of financing alternatives compared to $0.9 million in 2005. This examination has been completed.

•	In the year ended December 31, 2006, depreciation and amortization expenses increased $1.3 million to $40.9 million from $39.6 million in the year ended December 31, 2005.

•	Loss on extinguishment of debt totaled $16.1 million during the year ended December 31, 2006. The Company recorded a loss of $7.4 million during the third quarter of 2006 due to the early termination fees, deferred financing costs write-off, and associated fees related to the redemption of 35% of the 11% Senior Discount Notes on July 7, 2006, having an aggregated accreted value of $56.6 million. During the second quarter, the Company incurred a loss of $8.7 million related to the early redemption of $85.0 million of outstanding principal of the 9 5/8% Senior Notes issued by its wholly owned subsidiary Town Sports International LLC (“TSI LLC”).

•	The Company recorded an income tax provision of $0.7 million during the year ended December 31, 2006 compared to $1.0 million last year. A nonrecurring tax benefit of $2.0 million was recorded in the fourth quarter of 2006 as a result of a restructuring which will allow the Company to recognize certain state deferred tax assets which were previously reserved through a valuation allowance. This restructuring also required the Company to re-measure certain state deferred tax assets. Additionally the Company incurred $0.8 million of nonrecurring income tax charges, in the first and second quarters, to reflect the reduction in state tax benefits associated with the Company’s use of the proceeds from its initial public offering (“IPO”), which closed on June 7, 2006.
Net Income for the year ended December 31, 2006 was $4.6 million compared to $1.8 million in 2005.
EBITDA for the year December 31, 2006 grew 17.3% to $95.7 million from $81.6 million during the same period last year. As a percentage of total revenue, EBITDA margin was 22.1% compared to 21.0% in 2005.
Cash flow from operations for the year ended December 31, 2006 grew 18.9% to $75.2 million from $63.3 million from the prior year. Cash flow from operations has increased due to the growth in operating income excluding the effects of depreciation and amortization, net changes in operating assets and liabilities, including the increase in deferred revenue and the decrease in prepaid taxes. For the year ended December 31, 2006, cash flows from operations decreased by $13.0 million related to payment of interest on the Company’s 11% Senior Discount Notes.

Cash used in financing activities for the year ended December 31, 2006 totaled $52.6 million. On June 7, 2006, the Company completed the IPO of 8,950,000 shares of common stock at a price to the public of $13.00 per share, 7,650,000 of which were sold by the Company and the remainder of which were sold by certain selling stockholders to certain specified purchasers. Upon completing the IPO, the Company received approximately $91.8 million of proceeds net of underwriting discounts and expenses. The IPO proceeds were used for the redemption of 35% of its outstanding 11% Senior Discount Notes, having an aggregated accreted value of $56.6 million and the remainder of the proceeds together with cash on hand was used to consummate the tender offer for $85.0 million of the 9 5/8% Senior Notes, issued by TSI LLC. The tender offer for the 9 5/8% Senior Notes was consummated on June 8, 2006 and the redemption of the 11% Senior Discount Notes occurred July 7, 2006. In connection with the IPO the Board of Directors approved a 14 for 1 common stock split.
The Company will hold a conference call on Tuesday, March 6, 2007 at 5:00 PM (Eastern) to discuss the fourth quarter results. Robert Giardina, chief executive officer, and Richard Pyle, chief financial officer, will host the conference call. The conference call will be Web cast and may be accessed via the Company’s Investor Relations section of its Website at www.mysportsclubs.com. A replay and transcript of the call will be available via the Company’s Website beginning March 7, 2007.
2007 Business Outlook:
Based upon the current business environment, 2006 performance and current trends in our marketplace, the Company currently expects the following results for calendar year 2007, subject to risks and uncertainties in any forward-looking statements:
The Company expects to open approximately 15 new clubs in 2007, which will result in a 10% increase in square footage under operation. Based upon the current business environment and current trends in our marketplace, the Company currently expects revenues for the year to be in the range of $475.0 million to $480.0 million, representing 10% to 11% growth over 2006, driven by club membership and ancillary revenue growth, the maturation of recently opened clubs as well as new clubs to be opened during the year.
The Company is updating its guidance for net income and earnings per share (“EPS”), based upon the successful refinancing of the 9 5/8% Senior Notes issued by TSI LLC. TSI LLC used the proceeds from its new $185.0 million term loan facility priced at LIBOR plus 1.75%, currently set at 7.1%, including the applicable margin, for the purchase and redemption of its 9 5/8% Senior Notes. Given the assumption that this interest rate remains unchanged for the duration of 2007, the Company will be able to save approximately $3.1 million on a pre-tax basis in reduced interest expense. This would translate into a $0.07 per share saving excluding the estimated after-tax loss of $7.3 million on early extinguishment of debt costs associated with the tender.
Accordingly, the Company now expects net income to be between $13.8 million and $14.8 million for 2007, when compared with 2006’s net income of $4.6 million. The net income for 2007 will be arrived at after a total charge of approximately $12.3 million for early extinguishment of debt before corporate income taxes, or $7.3 million after corporate income taxes. On an adjusted basis, the Company expects net income to be between $21.1 million and $22.1 million without the post tax effects of these debt extinguishment costs. The Company expects EPS of between $0.52 and $0.56 per share for the year, or between $0.79 and $0.83 per share when adjusted for the early debt extinguishment charges on a post-tax basis, an increase from previous guidance.

	2006	2007 Guidance		Increase
All figures in thousands, except share and per share data		Between	And	Between	And
Revenue	$433,080	$475,000	$480,000	9.7%	10.8%

Net income	$4,647	$13,800	$14,800
Loss on extinguishment of debt, net of effect of taxes	9,507	7,300	7,300
Net non-recurring tax benefit (1)	(1,221)	—	—
Net income before loss on extinguishment of debt and non-recurring tax benefit	$12,933	$21,100	$22,100	63.1%	70.9%

Fully diluted EPS	$0.20	$0.52	$0.56
EPS related to loss on extinguishment of debt	$0.41	$0.27	$0.27
EPS related to net non-recurring tax benefit	$(0.05)	—	—
EPS prior to loss on extinguishment of debt and non-recurring tax benefit	$0.56	$0.79	$0.83	41.1%	48.2%

Fully diluted share count used in 2007 guidance: 26,600,000

(1)	This net non-recurring tax benefit represents the $2.0 million non-recurring deferred tax benefit recorded in the fourth quarter of 2006, net of the $0.8 million nonrecurring income tax charges in the first and second quarters of 2006. The Company estimates that its normalized effective tax rate for 2007 will be between 40.0% and 42.0%.
About Town Sports International Holdings, Inc.:
New York-based Town Sports International Holdings, Inc. is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States. In addition to New York Sports Clubs, TSI operates under the brand names of Boston Sports Clubs, Washington Sports Clubs and Philadelphia Sports Clubs, with 147 clubs and more than 447,000 members in the U.S. In addition, the Company operates three facilities in Switzerland with approximately 6,000 members. For more information on TSI visit http://www.mysportsclubs.com.
Town Sports International Holdings, Inc., New York
Contact Information:
Investor Contact:
(212) 246-6700 extension 710
Investor.relations@town-sports.com or
Joseph Teklits
Integrated Corporate Relations
joseph.teklits@icrinc.com

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2005 and 2006
(All figures in $’000s, except share data)
(Unaudited)

	December 31,	December 31,
	2005	2006
ASSETS

Current assets:
Cash and cash equivalents	$51,304	$6,810
Accounts receivable, net	7,103	8,028
Inventory	421	435
Prepaid corporate income taxes	4,518	—
Prepaid expenses and other current assets	13,907	14,757

Total current assets	77,253	30,030
Fixed assets, net	253,131	281,606
Goodwill	49,974	50,112
Intangible assets, net	741	922
Deferred tax asset, net	24,378	32,437
Deferred membership costs	11,522	15,703
Other assets	16,772	12,717

Total assets	$433,771	$423,527

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Current portion of long-term debt	$1,267	$181
Accounts payable	8,333	9,972
Accrued expenses	31,620	33,220
Accrued interest	5,267	3,466
Taxes payable	—	2,577
Deferred revenue	33,028	38,980

Total current liabilities	79,515	88,396
Long-term debt	409,895	280,948
Deferred lease liabilities	48,898	54,929
Deferred revenue	2,905	5,807
Other liabilities	8,241	11,276

Total liabilities	549,454	441,356
Stockholders’ deficit:
Class A voting common stock, $.001 par value; issued and outstanding 18,327,722 and 25,975,948 shares at December 31, 2005 and 2006, respectively	1	26
Paid-in capital	(113,588)	(21,068)
Unearned compensation	(509)	—
Accumulated other comprehensive income (currency translation adjustment)	386	539
Retained earnings (accumulated deficit)	(1,973)	2,674

Total stockholders’ deficit	(115,683)	(17,829)

Total liabilities and stockholders’ deficit	$433,771	$423,527

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the three months and years ended December 31, 2005 and 2006
(All figures in $’000s except share and per share data)
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2005	2006	2005	2006
Revenues:
Club Operations	$97,022	$109,383	$384,143	$428,138
Fees and Other	1,492	784	4,413	4,942

	98,514	110,167	388,556	433,080

Operating Expenses:
Payroll and related	37,968	41,498	151,920	162,709
Club operating	32,905	37,315	130,219	146,243
General and administrative	6,786	7,613	26,582	30,248
Depreciation and amortization	9,909	9,939	39,582	40,850

	87,568	96,365	348,303	380,050

Operating Income	10,946	13,802	40,253	53,030
Loss on extinguishment of debt	—	—	—	16,113
Interest expense	10,437	7,025	41,550	35,496
Interest income	(890)	(262)	(2,342)	(2,124)
Equity in the earnings of investees and rental income	(423)	(446)	(1,744)	(1,817)

Income before provision for corporate income taxes	1,822	7,485	2,789	5,362
Provision for corporate income taxes	600	836	1,020	715

Net income	$1,222	$6,649	$1,769	$4,647

Earnings per share:
Basic	$0.07	$0.26	$0.10	$0.20
Diluted	$0.07	$0.25	$0.10	$0.20
Weighted average number of shares used in calculating earnings per share:
Basic	18,327,722	25,955,381	18,334,624	22,749,470
Diluted	18,393,163	26,456,701	18,374,622	23,154,812

Statements of Comprehensive Income
Net income	$1,222	$6,649	$1,769	$4,647
Foreign currency translation adjustments	(1,024)	38	(530)	153

Comprehensive income	$198	$6,687	$1,239	$4,800

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2005 and 2006
(All figures in $’000s)
(Unaudited)

	Years
	Ended December 31,
	2005	2006
Cash flows from operating activities:
Net income	$1,769	$4,647

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39,582	40,850
Interest expense on Senior Discount Notes	15,505	14,417
Loss on extinguishment of debt	—	16,113
Payment of interest on Payment-in-Kind Notes	—	(12,961)
Amortization of debt issuance costs	1,644	1,438
Noncash rental expense, net of noncash rental income	1,461	1,768
Compensation expense incurred in connection with stock options	279	1,135
Net changes in certain operating assets and liabilities	4,221	11,169
Increase in deferred tax asset	(11,623)	(8,059)
Landlord contributions to tenant improvements	8,590	6,413
Increase in reserve for self-insured liability claims	1,837	2,564
Decrease (increase) in deferred membership costs	495	(4,181)
Other	(504)	(98)

Total adjustments	61,487	70,568

Net cash provided by operating activities	63,256	75,215

Cash flows from investing activities:
Capital expenditures, net of effect of acquired businesses	(62,393)	(66,253)
Acquisition of businesses	(3,945)	(858)

Net cash used in investing activities	(66,338)	(67,111)

Cash flows from financing activities:
Proceeds from initial public equity offering, net of underwriting discounts and offering costs	—	91,750
Repayment of Senior Notes	—	(128,684)
Premium paid on extinguishment of debt and related costs	—	(13,273)
Repayment of long term borrowings	(1,144)	(2,805)
Change in book overdraft	(1,792)	244
Repurchase of common stock	(184)	(433)
Tax benefits from option exercises	—	164
Proceeds from exercise of stock options	—	439

Net cash used in financing activities	(3,120)	(52,598)

Net decrease in cash and cash equivalents	(6,202)	(44,494)
Cash and cash equivalents at beginning of period	57,506	51,304

Cash and cash equivalents at end of period	$51,304	$6,810

Summary of change in certain operating assets and liabilities; net of effects of acquired businesses:
Increase in accounts receivable	$(2,334)	$(3,168)
Decrease (increase) in inventory	230	(13)
(Increase) decrease in prepaid expenses, prepaid income taxes, and other current assets	(2,647)	3,010
Increase in accounts payable, accrued expenses and accrued interest	4,920	2,662
Increase in deferred revenue	4,052	8,678

Net changes in certain operating assets and liabilities	$4,221	$11,169

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Income to EBITDA
For the three months and years ended December 31, 2005 and 2006
(All figures in $’000s)
(Unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2005	2006	% Chg.	2005	2006	% Chg.
Net income	$1,222	$6,649		$1,769	$4,647
Provision for corporate income taxes	600	836		1,020	715
Loss on extinguishment of debt	—	—		—	16,113
Interest expense, net of interest income	9,547	6,763		39,207	33,372
Depreciation and amortization	9,909	9,939		39,582	40,850

EBITDA	$21,278	$24,187	13.7%	$81,578	$95,697	17.3%

EBITDA Margin	21.6%	22.0%		21.0%	22.1%
Non GAAP Financial Measures:
EBITDA is defined as earnings before interest, taxes, depreciation and amortization and loss on extinguishment of debt. EBITDA provides useful information regarding the Company’s operating performance and financial condition, subject to the limitations described below. EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other consolidated income (loss) or cash flow data prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) or as a measure of the Company’s profitability or liquidity. Additionally, investors should be aware that EBITDA may not be comparable to similarly titled measures presented by other companies. EBITDA margin is defined as EBITDA as a percentage of consolidated revenue.
Forward-Looking Statements:
Statements in this release that do not constitute historical facts, including, without limitation, statements under the caption “2007 Business Outlook” and other statements regarding future financial results and performance and potential sales revenue are “forward-looking” statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, statements under the caption “2007 Business Outlook”, other statements regarding future financial results and performance and potential sales revenue, other statements that are predictive in nature or depend upon or refer to events or conditions, or that include words such as “expects”, “anticipated”, “intends”, “plans”, “believes”, “estimates” or “could”. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the Company’s control, including the level of market demand for the Company’s services, competitive pressures, the ability to achieve reductions in operating costs and to continue to integrate acquisitions, the application of federal and state tax laws and regulations, and other specific factors discussed herein and in other releases and public filings made by the Company (including Forms 10-K and 10-Q filed with the Securities and Exchange Commission); accordingly, actual results could differ materially from any such forward-looking statement. The forward-looking statements speak only as of the date and hereof and the Company does not intend to update this information to reflect developments or information obtained after the date hereof and the Company disclaims any legal obligation to the contrary.